DTSI SUMMARY AS OF 5/12/14

DTS, Inc. (Nasdaq:DTSI) is a premier audio solutions provider for high-definition entertainment experiences—anytime, anywhere, on any device. DTS exists to make the world sound better. DTS' audio solutions are designed to enable recording, delivery and playback of simple, personalized, and immersive high-definition audio, and are incorporated by hundreds of licensee customers around the world into an array of consumer electronics devices. From a renowned legacy as a pioneer in high definition multi-channel audio, DTS became a mandatory audio format in the Blu-ray Disc™ standard and is now increasingly deployed in enabling digital delivery of compelling movies, music, games and other forms of digital entertainment to a growing array of network-connected consumer devices. DTS technology is in televisions, personal computers, smartphones, tablets, digital media players, video game consoles, Blu-ray Disc players, audio/video receivers, soundbars, DVD based products, automotive audio systems, set-top-boxes, and home theater systems.

Stock/Financial Information

Price per share as of 5/1/14	$18.36
3 Mo. Average Volume	58,903
Shares Outstanding 5/1/14	16,968,350
Market Cap	$320M
Cash & Investments 3/31/14	$62.8M
2013 Operating Cash Flow	$21.4M

FY Financial Highlights and 2014 Outlook
($ Millions, except per share data)

	2011	**2012**	**2013**	**2014E**
Revenue	$96.9	$100.6	$125.1	$132-$138
EPS – GAAP	$1.04	$(0.91)	$0.86	$0.38-$0.48
EPS – Non-GAAP*	$1.40	$0.24	$1.07	$1.20-$1.40

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com



Making the World Sound Better

Over 400 product manufacturers and integrated circuit licensees to date

More than 2.5 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted partner

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% and 40% in 2013 and 2012, respectively.

Q1 2014 Revenue by Market



Other
Home AV
Network Connected
Blu-ray
Automotive

Trends Driving Digital Media & Connected Devices

Consumers expect simplicity, function and low cost

Sound Matters. Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

Consumers are increasingly looking for transportability of their entertainment. Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

Industry Growth Projections



2014
2018

	5 Year CAGR	Estimated 2014 DTS Mkt Share*
Soundbars	18%	>50%
Automotive	6%	~10%
Connected TVs	12%	~60%
Tablets	17%	<3%
Smartphones	11%	<10%

*Source: *CEA, IDC, IHS iSupply, IHS Screen Digest, IMS, JEITA *Updated a/o Q1 2014*

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2014 outlook and performance (which are as of May 12, 2014), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS's public filings with the Securities and Exchange Commission, including DTS' Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

2014 Outlook and Assumptions

	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$132M	$138M	$132M	$138M
Op Margin	7%	10%	23%	28%
EPS	$0.38	$0.48	$1.20	$1.40

Segment	Percent of Total Revenue
Network Connected	>50%
Blu-Ray	~20%
Automotive	~10%
Home AV	<15%

Recent Announcements

Premium Chinese smartphone brand: vivo shipped with the Headphone:X™ experience. Headphone:X continues to generate excitement across the ecosystem, including artists, labels, studios and hardware OEMs.

vivo will also begin delivering content streamed in DTS-HD through Xunlei, vivo's digital content service partner. This service, which launched in China in March, represents the first live mobile video service in the world to support DTS Headphone:X playback.

nubia, a premium smartphone brand of ZTE Corporation, will be releasing smartphones featuring DTS decoders in them.

DTS is working with Unified Streaming to incorporate the DTS Layered Audio Stream Reconstruction SDK into their streaming platform that will support leading formats like DASH, HLS and Microsoft Smooth Streaming.

DivX will incorporate DTS-HD audio encoding and decoding capability into their upcoming DivX 10 Software release.

A major PC manufacturer is incorporating DTS audio processing technologies into their product lines. The license includes support for Play-Fi, our wireless audio platform.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilising a normalised rate of 30% and 40% in 2013 and 2012, respectively.